Exhibit 4.2

AMENDMENT TO SOLICITATION AGREEMENT

This Amendment to the Solicitation Agreement (this “Amendment”) is entered into as of ____________ by North Capital Private Securities Corporation (“NCPS”) and WorthPoint Corporation (the “Issuer). NCPS and the Issuer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS:

A. The Parties heretofore entered into that certain Solicitation Agreement dated as of September 13, 2016 (the “Solicitation Agreement”). Capitalized terms used herein without definition have the meaning set forth in the Solicitation Agreement.

B. Section 5(i) of the Solicitation Agreement set the Issuer to pay a retainer of $5,000 to cover due diligence fees and legal fees. The Agreement also stipulates that the $5,000 will be applied against the transaction fees upon a successful closing. Finally, the Agreement does not contain Transmittal of Funds Procedures.

C. The Parties desire to amend the Solicitation Agreement and set the retainer to only cover a reasonable advance against out-of-pocket accountable expenses actually anticipated to be incurred by NCPS and related persons such as regulatory filling, due diligence expenses and legal expenses. Furthermore, the Parties desire to amend the Solicitation Agreement to remove application of the $5,000 against the transaction fees upon a successful closing and instead reimburse the funds to the Issuer to the extent the expenses are not actually incurred. Finally, the Parties wish to accept the Transmittal of Funds Procedures located in Exhibit A of this amendment.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Amendment. The retainer of $5,000 is hereby amended to only cover a reasonable advance against out-of-pocket accountable expenses actually anticipated to be incurred by NCPS and related persons such as regulatory filling and legal expenses. Furthermore, the retainer will be reimbursed to the Issuer to the extent the expenses are not actually incurred. Finally, the Transmittal of Funds Procedures located in Exhibit A of this amendment are hereby adopted. This Amendment may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by the Parties.

[Signature Pages Follow]

Company: WorthPoint Corporation

By:

Name: Will Seippel

Title: CEO

North Capital Private Securities Corporation

By:

Name: James P. Dowd

Title: CEO & Managing Director

Exhibit A

Transmittal of Funds for Deposit Into the Escrow Account

The Selected Dealer agrees that it is bound by the terms of the Escrow Agreement executed by North Capital Private Securities and WorthPoint Corporation.

Until the contingency is met, Selected Dealers shall promptly, upon receipt of any and all checks, drafts, and money orders received from prospective purchasers of the shares/units, deliver same to the Escrow Agent for deposit in the Escrow Account by noon of the next business day following the receipt, together with a written account of each purchaser which sets forth, among other things, the name and address of the purchaser, the number of securities purchased and the amount paid therefor. Any checks received which are made payable to any party other than the Escrow Agent, shall be returned to the purchaser who submitted the check and not accepted. ACH transfers or wires should be sent directly to the Escrow Agent.

The delivery instructions are as follows:

ACH Instructions:

Institution: The Bryn Mawr Trust Company

ABA: 031908485

A/C: Trust Funds 069-6964

ACCT: BMTC DE / WorthPoint Corporation

Wire Instructions:

Institution: The Bryn Mawr Trust Company

ABA: 031908485

A/C: Trust Funds 069-6964

ACCT: BMTC DE / WorthPoint Corporation

Check Instructions:

WorthPoint Corporation

c/o The Bryn Mawr Trust Company of Delaware

20 Montchanin Road, Suite 100

Greenville, DE 19807

*Please include a clear reference on the check to the WorthPoint Corporation Escrow